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                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                   FORM 11-K

[x] ANNUAL REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the fiscal year end December 31, 1996
                        -----------------
                                       OR

[ ] TRANSITION REPORT PURSUANT TO SECTION 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934 [NO FEE REQUIRED]

For the transition period from                   to
                              -------------------  --------------------

Commission file Number   0-10535
                       -----------

     A. Full title of the plan and the address of the plan, if different from that of the issuer named below:

                          CITIZENS BANKING CORPORATION
                          AMENDED AND RESTATED SECTION
                                 401(k) PLAN

     B. Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:

                          CITIZENS BANKING CORPORATION
                          One Citizens Banking Center
                            328 South Saginaw Street
                             Flint, Michigan  48502

                                   SIGNATURES

The Plan. Pursuant to the requirements of the Securities Exchange Act of 1934, the trustees (or other persons who administer the employee benefit plan) have duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.



Date   April 9, 1997                                 /s/  Gary P. Drainville
    --------------------                            ------------------------
                                                    Gary P. Drainville
                                                    Chairman, Pension/401(k)
                                                    Administration Committee

                                                     /s/  Kurt A. Schulze
                                                     -----------------------
                                                     Kurt A. Schulze
                                                     Secretary, Pension/401(k)
                                                     Administration Committee


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Exhibit                        EXHIBIT INDEX                        Form 11-K
  No.                             Exhibit                            Page No.
-------   ----------------------------------------------------      ----------

  13      Citizens Banking Corporation                                  (1)
          Amended and Restated Section
          401(k) Plan 1996 Annual Report
  23      Consents of Independent Accountants                           (1)

(1) Exhibit included on the following pages of this Annual Report on Form 11K filing.




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